Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Marcela Manjarrez Williams
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

- CENTENE CORPORATION REPORTS 2015 SECOND QUARTER RESULTS -
-- Revenue increase of 39% and diluted earnings per share (EPS) from continuing operations of $0.72 --

ST. LOUIS, MISSOURI (July 28, 2015) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2015.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Premium and Service Revenues (in millions)	$5,184
Consolidated Health Benefits Ratio	89.1%
General & Administrative expense ratio	8.5%
Diluted earnings per share (EPS)	$0.72
Total cash flow from operations (in millions)	$350

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Our strong second quarter results offer further evidence of Centene's positive financial and operating momentum. Our pending Health Net acquisition will enhance our long-term growth opportunities by adding greater product diversity and scale."

Second Quarter Highlights

•	June 30, 2015 managed care membership of 4.6 million, an increase of 1.3 million members, or 38% compared to the second quarter of 2014.

•	Premium and service revenues for the second quarter of $5.2 billion, representing 39% growth compared to the second quarter of 2014.

•	Health Benefits Ratio of 89.1% for the second quarter of 2015, compared to 88.9% in the second quarter of 2014 and 89.8% in the first quarter of 2015.

•	General and Administrative expense ratio of 8.5% for the second quarter of 2015, compared to 8.6% in the second quarter of 2014 and 8.5% in the first quarter of 2015.

•	Operating cash flow of $350 million for the second quarter of 2015.

•	Diluted EPS for the second quarter of 2015 of $0.72, including $0.01 of diluted EPS associated with Health Net, Inc. (Health Net) merger related expenses, compared to $0.39 in 2014.

Other Events

•
In July 2015, Centene announced that the Company and two direct, newly formed subsidiaries of the Company had entered into a definitive merger agreement with Health Net under which Centene will acquire all of the issued and outstanding shares of Health Net. The transaction is valued at approximately $6.8 billion (based on the Centene closing stock price on July 1, 2015), including the assumption of debt. The transaction is expected to close in early 2016 and is subject to approval by Centene and Health Net shareholders and other customary closing conditions.

•	In July 2015, Centurion began operating under a new contract with the Mississippi Department of Corrections to provide comprehensive correctional healthcare services.

•	In July 2015, Centene's Mississippi subsidiary, Magnolia Health, began operating under a two-year CHIP contract with the State of Mississippi.

•	In June 2015, the Company received regulatory approval of its previously announced acquisition of Agate Resources, Inc. The transaction is expected to close in the third quarter of 2015.

•
In May 2015, the Company completed the acquisition of Fidelis SecureCare of Michigan, Inc. (Fidelis). Fidelis began operating under a new contract with the Michigan Department of Community Health and the Centers for Medicare and Medicaid Services to provide integrated healthcare services to members who are dually eligible for Medicare and Medicaid in Macomb and Wayne counties in May 2015. Passive enrollment began in July 2015.

•
In May 2015, Centene's Florida subsidiary, Sunshine Health, was tentatively recommended for a statewide contract award by the Florida Healthy Kids Corporation to manage healthcare services for children ages five through 18 in all 11 regions of Florida. The two-year contract award is expected to commence in the fourth quarter of 2015.

•
In the fourth quarter of 2015, Centene's Louisiana subsidiary, Louisiana Healthcare Connections, expects to begin operating under an expanded contract to include behavioral health benefits, and Magnolia Health anticipates operating under an expanded contract to include the inpatient benefit for Medicaid and ABD members.

Awards

•	In June 2015, the Company was awarded the Corporate Anti-Bullying Hero Award at Auburn University's Anti-Bullying Summit.

•	In June 2015, FORTUNE magazine announced Centene's position of #186 in its annual ranking of America's largest companies by revenue.

•
In May 2015, at the Case In Point Platinum Awards, Centene and its subsidiaries were honored with awards in five categories: Women/Children Case Management, Disease Management/Population Health, Integrated Case Management and Embedded Case Management, Managed Care Case Management, and Nurse Call Center. Centene was also recognized for four titles in its member educational book series at the Hermes Creative Awards.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	June 30,
	2015	2014
Arizona	210,900	189,200
Arkansas	45,400	31,100
California	178,700	131,100
Florida	470,300	313,800
Georgia	405,000	373,000
Illinois	209,100	29,500
Indiana	250,400	200,500
Kansas	143,000	146,100
Louisiana	358,900	148,600
Massachusetts	61,500	47,200
Michigan	2,700	—
Minnesota	10,900	9,400
Mississippi	250,600	97,400
Missouri	82,600	58,700
New Hampshire	70,800	39,500
Ohio	287,100	225,900
South Carolina	112,600	101,800
Tennessee	21,400	21,300
Texas	969,700	921,500
Vermont	2,800	—
Washington	214,100	193,800
Wisconsin	78,600	67,300
Total at-risk membership	4,437,100	3,346,700
Non-risk membership	176,600	—
Total	4,613,700	3,346,700

At June 30, 2015, the Company served 368,900 Medicaid members in Medicaid expansion programs in California, Illinois, Massachusetts, New Hampshire, Ohio and Washington and Indiana HIP 2.0, included in the table above.

The following table sets forth our membership by line of business:

	June 30,
	2015	2014
Medicaid	3,300,600	2,385,500
CHIP & Foster Care	230,500	261,800
ABD, Medicare & Duals	414,300	329,700
Long Term Care (LTC)	72,800	53,500
Health Insurance Marketplaces	167,400	75,700
Hybrid Programs [1]	—	17,000
Behavioral Health	203,900	182,200
Correctional Healthcare Services	47,600	41,300
Total at-risk membership	4,437,100	3,346,700
Non-risk membership	176,600	—
Total	4,613,700	3,346,700

1 In February 2015, hybrid programs were converted to Medicaid expansion contracts.

The following table identifies our dual-eligible membership by line of business. The membership tables above include these members.

	June 30,
	2015	2014
ABD	106,100	89,300
LTC	53,100	41,800
Medicare	8,500	6,800
Medicaid / Medicare Duals	19,700	1,400
Total	187,400	139,300

Statement of Operations: Three Months Ended June 30, 2015

	Three Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015
(in millions)
Total Revenues	$5,506	$4,024	$5,131
Premium Tax and Health Insurer Fee Revenues	(322)	(283)	(370)
Premium and Service Revenues	$5,184	$3,741	$4,761

•
For the second quarter of 2015, Premium and Service Revenues increased 39% to $5.2 billion from $3.7 billion in the second quarter of 2014. The increase was primarily a result of the impact from expansions or new programs in many of our states, particularly Florida, Illinois, Louisiana, Mississippi, Ohio and Texas.

•
Premium Tax and Health Insurer Fee Revenues were $322 million in the second quarter of 2015, compared to $283 million in the comparable period in 2014 and $370 million in the first quarter of 2015. The decrease of $48 million from the first quarter of 2015 was due to a lower amount of hospital assessments received in the second quarter of 2015.

•
Consolidated HBR of 89.1% for the second quarter of 2015 represents an increase from 88.9% in the comparable period in 2014 and a decrease from 89.8% in the first quarter of 2015. The year over year HBR increase is primarily attributable to a higher HBR associated with new programs in two of our states. The sequential decrease is due to normal seasonality.

•	The following table compares the results for new business and existing business for the quarters ended June 30:

	2015	2014
Premium and Service Revenue
New business	22%	26%
Existing business	78%	74%

HBR
New business	91.3%	91.8%
Existing business	88.5%	87.9%

◦	The new business HBR decreased compared to last year as a result of a higher portion of new business associated with Medicaid, which operates at a lower HBR.

◦	The existing business HBR increased compared to last year as a result of higher acuity business, including Florida LTC, being classified as existing business in the current year.

•
Consolidated G&A expense ratio for the second quarter of 2015 was 8.5%, compared to 8.6% in the prior year.  The year over year decrease in the G&A ratio reflects the leveraging of expenses over higher revenues in 2015.

•
Diluted earnings per share of $0.72 in the second quarter of 2015, compared to $0.39 in 2014. Diluted earnings per share in 2014 was impacted by $0.08 of net cost associated with the health insurer fee.

Balance Sheet and Cash Flow

At June 30, 2015, the Company had cash, investments and restricted deposits of $3.7 billion, including $82 million held by its unregulated entities. Medical claims liabilities totaled $2.1 billion. The Company's days in claims payable was 45.5, consistent with the first quarter of 2015. Total debt was $1.1 billion, which includes $150 million of borrowings on the $500 million revolving credit facility at quarter end. Debt to capitalization was 35.7% at June 30, 2015, excluding the $69 million non-recourse mortgage note.

Cash flow from operations for the three months ended June 30, 2015, was $350 million, or 4.0 times net earnings.

Outlook

The table below depicts the Company's annual GAAP guidance for 2015.

	Full Year 2015
	Low	High
Premium and Service Revenues (in millions)	$20,800	$21,200
Diluted EPS	$2.74	$2.82
Consolidated Health Benefits Ratio	89.1%	89.5%
General & Administrative expense ratio	8.0%	8.4%
Effective Tax Rate	48.0%	50.0%
Diluted Shares Outstanding (in millions)	123.0	124.0

The Company's guidance excludes merger related costs expected to be incurred in 2015 related to the Health Net transaction. These costs are estimated to be between $0.10 and $0.15 per diluted share for 2015. The transaction is expected to close in early 2016.

Consistent with our policy, the above table does not include acquisitions that have not yet closed.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 28, 2015, at 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2015, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-866-739-7850 in the U.S. and Canada; +1-412-902-6577 from abroad; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section. Or, participants can register for the conference call in advance by navigating to http://dpregister.com/10067851, to receive a dial-in number upon registration. A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 26, 2016, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, August 5, 2015, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10067851.

Other Information

The discussion in the third bullet under the heading "Statement of Operations: Three Months Ended June 30, 2015" contains financial information for new and existing businesses. Existing businesses are primarily state markets or significant geographic expansion in an existing state or product that we have managed for four complete quarters. New businesses are primarily new state markets or significant geographic expansion in an existing state or product that conversely, we have not managed for four complete quarters.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's, Health Net's, or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's or Health Net's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue projections; timing of regulatory contract approval; changes in healthcare practices; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; changes in expected closing dates, estimated purchase price and accretion for acquisitions. including our proposed merger with Health Net (Proposed Merger); inflation; foreign currency fluctuations; provider and state contract changes; new technologies; advances in medicine; reduction in provider payments by governmental payors; major epidemics; disasters and numerous other factors affecting the delivery and cost of healthcare; the expiration, cancellation or suspension of our or Health Net's managed care contracts by federal or state governments (including but not limited to Medicare and Medicaid); the outcome of our or Health Net's pending legal proceedings; availability of debt and equity financing, on terms that are favorable to us; and changes in economic, political and market conditions; the expected closing date of the Proposed Merger; the possibility that the expected synergies and value creation from the Proposed Merger will not be realized, or will not be realized with the expected time period; the risk that acquired businesses will not be integrated successfully; disruption from the Proposed Merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs related to the Proposed Merger will be incurred; the possibility that the Proposed Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of approval of both Centene's stockholders and Health Net's stockholders; and the risk that financing for the Proposed Merger may not be available on favorable terms as well as those factors disclosed in the Company's publicly filed documents.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions except share data)
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,967	$1,610
Premium and related receivables	1,248	912
Short term investments	140	177
Other current assets	483	335
Total current assets	3,838	3,034
Long term investments	1,541	1,280
Restricted deposits	101	100
Property, software and equipment, net	462	445
Goodwill	811	754
Intangible assets, net	148	120
Other long term assets	121	91
Total assets	$7,022	$5,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$2,092	$1,723
Accounts payable and accrued expenses	1,004	768
Return of premium payable	289	236
Unearned revenue	68	168
Current portion of long term debt	5	5
Total current liabilities	3,458	2,900
Long term debt	1,139	874
Other long term liabilities	330	159
Total liabilities	4,927	3,933
Commitments and contingencies
Redeemable noncontrolling interests	155	148
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $.001 par value; authorized 200,000,000 shares; 124,812,343 issued and 119,087,944 outstanding at June 30, 2015, and 124,274,864 issued and 118,433,416 outstanding at December 31, 2014	—	—
Additional paid-in capital	891	840
Accumulated other comprehensive loss	(4)	(1)
Retained earnings	1,154	1,003
Treasury stock, at cost (5,724,399 and 5,841,448 shares, respectively)	(101)	(98)
Total Centene stockholders’ equity	1,940	1,744
Noncontrolling interest	—	(1)
Total stockholders’ equity	1,940	1,743
Total liabilities and stockholders’ equity	$7,022	$5,824

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Premium	$4,692	$3,331	$8,991	$6,402
Service	492	410	954	691
Premium and service revenues	5,184	3,741	9,945	7,093
Premium tax and health insurer fee	322	283	692	391
Total revenues	5,506	4,024	10,637	7,484
Expenses:
Medical costs	4,181	2,960	8,042	5,703
Cost of services	419	366	821	608
General and administrative expenses	442	321	845	616
Premium tax expense	239	253	520	331
Health insurer fee expense	52	31	107	63
Total operating expenses	5,333	3,931	10,335	7,321
Earnings from operations	173	93	302	163
Other income (expense):
Investment and other income	10	7	19	12
Interest expense	(11)	(9)	(21)	(16)
Earnings from continuing operations, before income tax expense	172	91	300	159
Income tax expense	84	45	147	79
Earnings from continuing operations, net of income tax expense	88	46	153	80
Discontinued operations, net of income tax expense (benefit) of $0, $1, $(1), and $1, respectively	—	2	(1)	1
Net earnings	88	48	152	81
(Earnings) loss attributable to noncontrolling interests	—	1	(1)	1
Net earnings attributable to Centene Corporation	$88	$49	$151	$82

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$88	$47	$152	$81
Discontinued operations, net of income tax expense (benefit)	—	2	(1)	1
Net earnings	$88	$49	$151	$82

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.74	$0.41	$1.28	$0.70
Discontinued operations	—	0.01	(0.01)	0.01
Basic earnings per common share	$0.74	$0.42	$1.27	$0.71

Diluted:
Continuing operations	$0.72	$0.39	$1.24	$0.68
Discontinued operations	—	0.02	(0.01)	0.01
Diluted earnings per common share	$0.72	$0.41	$1.23	$0.69

Weighted average number of common shares outstanding:
Basic	119,003,569	115,517,366	118,894,269	115,244,078
Diluted	122,965,011	119,434,516	122,785,459	119,094,840

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$152	$81
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	53	42
Stock compensation expense	33	23
Deferred income taxes	(13)	(11)
Gain on settlement of contingent consideration	(10)	—
Changes in assets and liabilities
Premium and related receivables	(341)	(161)
Other current assets	(28)	29
Other assets	(30)	(29)
Medical claims liabilities	366	284
Unearned revenue	(102)	(18)
Accounts payable and accrued expenses	166	160
Other long term liabilities	144	10
Other operating activities	5	2
Net cash provided by operating activities	395	412
Cash flows from investing activities:
Capital expenditures	(58)	(42)
Purchases of investments	(513)	(475)
Sales and maturities of investments	276	221
Proceeds from asset sale	7	—
Investments in acquisitions, net of cash acquired	(11)	(94)
Net cash used in investing activities	(299)	(390)
Cash flows from financing activities:
Proceeds from exercise of stock options	3	4
Proceeds from borrowings	750	1,145
Payment of long term debt	(479)	(945)
Excess tax benefits from stock compensation	6	1
Common stock repurchases	(7)	(5)
Contribution from noncontrolling interest	—	5
Debt issue costs	(4)	(6)
Payment of contingent consideration obligation	(8)	—
Net cash provided by financing activities	261	199
Net increase in cash and cash equivalents	357	221
Cash and cash equivalents, beginning of period	1,610	1,038
Cash and cash equivalents, end of period	$1,967	$1,259
Supplemental disclosures of cash flow information:
Interest paid	$27	$16
Income taxes paid	$145	$110
Equity issued in connection with acquisitions	$13	$132

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q2	Q1	Q4	Q3	Q2
	2015	2015	2014	2014	2014
MANAGED CARE MEMBERSHIP
Arizona	210,900	202,200	204,000	202,500	189,200
Arkansas	45,400	43,200	38,400	36,600	31,100
California	178,700	171,200	163,900	144,700	131,100
Florida	470,300	463,100	425,700	411,200	313,800
Georgia	405,000	405,600	389,100	382,600	373,000
Illinois	209,100	184,800	87,800	31,300	29,500
Indiana	250,400	227,700	197,700	199,500	200,500
Kansas	143,000	143,700	143,300	144,200	146,100
Louisiana	358,900	359,500	152,900	150,800	148,600
Massachusetts	61,500	64,500	48,400	46,600	47,200
Michigan	2,700	—	—	—	—
Minnesota	10,900	9,500	9,500	9,500	9,400
Mississippi	250,600	141,900	108,700	99,300	97,400
Missouri	82,600	75,600	71,000	64,900	58,700
New Hampshire	70,800	67,500	62,700	56,600	39,500
Ohio	287,100	296,000	280,100	261,000	225,900
South Carolina	112,600	106,000	109,700	106,500	101,800
Tennessee	21,400	20,800	21,000	21,200	21,300
Texas	969,700	974,900	971,000	961,100	921,500
Vermont	2,800	1,600	—	—	—
Washington	214,100	207,100	194,400	192,500	193,800
Wisconsin	78,600	82,100	83,200	74,700	67,300
Total at-risk membership	4,437,100	4,248,500	3,762,500	3,597,300	3,346,700
Non-risk membership	176,600	153,200	298,400	303,500	—
TOTAL	4,613,700	4,401,700	4,060,900	3,900,800	3,346,700

Medicaid	3,300,600	3,133,900	2,754,900	2,578,300	2,385,500
CHIP & Foster Care	230,500	233,600	222,700	247,700	261,800
ABD, Medicare & Duals	414,300	410,400	392,700	383,400	329,700
LTC	72,800	71,200	60,800	55,200	53,500
Health Insurance Marketplaces	167,400	161,700	74,500	76,000	75,700
Hybrid Programs	—	—	18,900	19,900	17,000
Behavorial Health	203,900	195,100	197,000	195,500	182,200
Correctional Healthcare Services	47,600	42,600	41,000	41,300	41,300
Total at-risk membership	4,437,100	4,248,500	3,762,500	3,597,300	3,346,700
Non-risk membership	176,600	153,200	298,400	303,500	—
TOTAL	4,613,700	4,401,700	4,060,900	3,900,800	3,346,700

REVENUE PER MEMBER PER MONTH(a)	$356	$349	$360	$354	$344

CLAIMS(a)
Period-end inventory	1,501,600	1,217,000	1,086,600	1,021,200	771,900
Average inventory	946,500	841,000	806,000	660,200	603,700
Period-end inventory per member	0.34	0.29	0.29	0.28	0.23
(a) Revenue per member and claims information are presented for the Managed Care at-risk members.

NUMBER OF EMPLOYEES	15,800	14,800	13,400	12,900	12,300

	Q2	Q1	Q4	Q3	Q2
	2015	2015	2014	2014	2014

DAYS IN CLAIMS PAYABLE (b)	45.5	45.5	44.2	43.1	42.9
(b) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$3,667	$3,345	$3,082	$2,829	$2,353
Unregulated	82	97	85	70	50
TOTAL	$3,749	$3,442	$3,167	$2,899	$2,403

DEBT TO CAPITALIZATION	37.1%	38.0%	33.5%	36.4%	35.3%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(c)	35.7%	36.6%	31.7%	34.6%	33.4%
(c) The non-recourse debt represents the Company's mortgage note payable ($69 million at June 30, 2015).
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
Operating Ratios:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Health Benefits Ratios:
Medicaid, CHIP, Foster Care & Health Insurance Marketplaces	85.6%	84.7%	86.5%	85.8%
ABD, LTC & Medicare	93.7	94.9	93.4	94.0
Specialty Services	86.9	80.4	86.0	84.0
Total	89.1	88.9	89.4	89.1

Total General & Administrative Expense Ratio	8.5%	8.6%	8.5%	8.7%
MEDICAL CLAIMS LIABILITY (In millions)
The changes in medical claims liability are summarized as follows:

Balance, June 30, 2014	$1,394
Incurred related to:
Current period	15,216
Prior period	(199)
Total incurred	15,017
Paid related to:
Current period	13,193
Prior period	1,126
Total paid	14,319
Balance, June 30, 2015	$2,092
Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other state return of premium programs, approximately $65 million of the “Incurred related to: Prior period” was reclassified to Return of Premium Payable.
The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to June 30, 2014.